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                                  EXHIBIT 24.1
                               CONSENT OF KPMG LLP












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                    Consent of Independent Public Accountants
                    -----------------------------------------


The Board of Directors
First Manitowoc Bancorp, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of First Manitowoc Bancorp, Inc. of our report dated January 29, 1999, relating to the consolidated statements of financial condition of First Manitowoc Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which report appears in the December 31, 1998 annual report on Form 10 of First Manitowoc Bancorp, Inc.

KPMG LLP

Milwaukee, Wisconsin
August 23, 1999